Exhibit 10.1
SEPARATION AND RETIREMENT AGREEMENT
     This Separation and Retirement Agreement (“Agreement”) is made as of this 25th day of April, 2008, between Gibraltar Industries, Inc. (the “Company”), a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 and David W. Kay, an individual residing at 145 Stoughton Lane, Orchard Park, New York 14127 (“Mr. Kay”).
RECITALS:
     Mr. Kay has been employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer. Mr. Kay desires to retire from his employment with the Company. The Company and Mr. Kay desire to set forth in writing the terms and conditions upon which Mr. Kay will retire from his employment with the Company.
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto hereby agree as follows:
     1. Resignation. Mr. Kay hereby confirms his resignation from his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective as of March 17, 2008. Mr. Kay hereby further confirms his resignation, effective as of March 17, 2008 from all positions or offices he held or may hold with the Company or any of the Company’s Affiliates (as hereinafter defined), whether as an officer, Director, employee or member of any committee, board or administrative body. Following the date hereof, Mr. Kay agrees to execute and deliver any documents or instruments which may reasonably be requested by the Company to formalize his resignations provided for by this Section 1, effective as of March 17, 2008. For purposes of this Agreement, the term “Affiliates” means each corporation, limited liability company or other entity which is directly or indirectly controlled by the Company. For purposes of the preceding sentence, the phrase “controlled by the Company” means that the Company possesses, directly or indirectly, the power to direct or cause the direction of the management policies of such corporation, limited liability company or other entity, whether through the ownership of securities, the ownership of partnership or limited liability company interests, control over the Board of Directors or other governing body of such corporation, limited liability company or other entity, by contract or otherwise.
     2. Vacation and Retirement. Mr. Kay hereby affirms his intent to retire from his employment with the Company effective as of April 28, 2008. During the period beginning March 17, 2008 and ending April 28, 2008, Mr. Kay shall be available to provide transitional support to the new Chief Financial Officer of the Company and shall continue to be entitled to participate in all employee benefit plans and programs which are provided to salaried employees employed by the Company at the Company’s offices at 3556 Lake Shore Road, Buffalo, New York 14219 (such offices being hereinafter the “Buffalo Office”). It is understood and agreed that Mr. Kay has five (5) weeks of paid vacation available to him and that, accordingly, Mr. Kay shall not be required to report to the offices of the Company during the period beginning March 18, 2008 and ending April 28, 2008. In connection with the foregoing, the Company shall pay Mr. Kay his regular wages through March 28, 2008 and shall pay Mr. Kay for his accrued and unused vacation during the period beginning March 29, 2008 through April 28, 2008. The payments required to be made to Mr. Kay pursuant to this Section 2 shall be made to Mr. Kay in accordance with the Company’s standard payroll practices for employees employed at the Buffalo Office.
     3. Separation Pay. (a) In consideration of the covenants of Mr. Kay contained in this Agreement, the Company shall pay to Mr. Kay a separation payment equal to Three Hundred Five Thousand Dollars ($305,000.00) (such amount being hereinafter the “Separation Payment”). Except as provided by Section 3(e) below, the Separation Payment shall be paid to Mr. Kay whether or not Mr. Kay is employed by, owns, operates or otherwise engages in any other business.
          (b) In addition to the Separation Payment and except as provided by Section 3(e) below, on the same date in 2009 that the Company pays bonuses to its executive officers under the Company’s Management Incentive Compensation Plan (“MICP”) (which date will, in all events, be on or before February 15, 2009), the Company will pay to Mr. Kay, in one lump sum payment, less applicable withholding taxes, a percentage of Mr. Kay’s Target Bonus (as hereinafter defined) which is equal to the percentage of the target bonus which is paid to the other executive officers of the Company on such date. For purposes of this Section 3(b), under the MICP, each of the executive officers of the Company is entitled to payment of annual incentive compensation upon achievement of targeted performance measurements stated as a percentage of the executive officer’s annual base salary (“Targeted MICP Bonus”) which, in Mr. Kay’s case, is equal to sixty percent (60%) of his current annual base salary of $305,000.00 (such $183,000.00 amount being hereinafter referred to as Mr. Kay’s “Target Bonus”). In connection with the foregoing and by way of example, if on February 15, 2009, the executive officers of the Company are paid seventy five percent (75%) of their respective Targeted MICP Bonus payments for performance in 2008, on February 15, 2009 (or such earlier date on which the executive officers of the Company are paid bonuses under the MICP), Mr. Kay would be paid seventy five percent (75%) of his Target Bonus or $137,250.00, reduced by applicable withholding taxes.
          (c) Subject to the following provisions of this Section 3, the Separation Payment shall be paid to Mr. Kay in substantially equal installment payments equal to the amount of the installments which would be paid to Mr. Kay if the Separation Pay was paid to Mr. Kay in twenty six (26) substantially equal installments. Each installment of the Separation Pay shall be reduced by applicable withholding taxes and, except as otherwise provided by the last sentence of this Section 3(c), shall be paid once every two (2) weeks (“Bi-weekly”) in accordance with the payroll practices which are in effect for salaried employees of the Company who are employed at the Company’s Buffalo Office. Subject to the following provisions of this Section 3, the Bi-weekly installment payments of the Separation Pay shall be paid to Mr. Kay on the same dates that the Company issues regular paychecks to salaried employees who are employed at the Buffalo Office. The first installment of the Separation Payment shall be paid to Mr. Kay on May 2, 2008, or, if later, on the first date that the Company (through its normal payroll practices in effect at the Buffalo Office) issues paychecks to salaried employees employed by the Company at the Buffalo Office occurring after the end of the seven (7) day period which begins on the first day following the date that this Agreement is signed by Mr. Kay. If the first date that the Company issues paychecks to salaried employees employed by the Company at the Buffalo Office after the end of the seven (7) day period described in the preceding sentence occurs later than May 2, 2008, the first installment of the Separation Payment shall be equal to the sum of: (i) the regular Bi-weekly installment payment which Mr. Kay would be entitled to receive on such date; plus (ii) the amount of the regular Bi-weekly installment payments of the Separation Payment which would have been paid to Mr. Kay prior to such date if the first regular Bi-weekly installment payment of the Separation Payment had been made to Mr. Kay on May 2, 2008. Except as otherwise provided by Section 10 hereof, on March 6, 2009, the full amount of the Separation Pay which has not been paid to Mr. Kay (or, if applicable, to the personal representative of Mr. Kay’s estate) as of such date, shall be paid to Mr. Kay (or, if applicable, to the personal representative of Mr. Kay’s estate) in one lump sum payment, less applicable withholding taxes.
          (d) In the event that Mr. Kay dies prior to receiving the entire amount of the Separation Payment, the Company shall, notwithstanding such death continue to pay the Bi-weekly installments of the Separation Payment to the personal representative of Mr. Kay’s estate in the manner provided for by Section 3(c) above until the sum of the Bi-weekly installment payments made to Mr. Kay and the personal representative of Mr. Kay’s estate equals the amount of the Separation Payment. In addition, if Mr. Kay dies before receiving payment of the amount, if any, of the bonus provided for by Section 3(b) above, the amount of the bonus which would have been payable to Mr. Kay pursuant to Section 3(b) above shall be paid to the personal representative of Mr. Kay’s estate at the same time and in the same manner as the bonus would have been paid to Mr. Kay.
          (e) Notwithstanding the foregoing but subject to the provisions of Section 10 hereof, in the event that Mr. Kay breaches any of the covenants contained in any of Sections 11, 12, 13 or 14 hereof, the Company shall have no further obligation to pay Mr. Kay any additional Bi-weekly installments of the Separation Payment occurring after any such breach and, if such breach occurs before Mr. Kay has been paid the amount of the bonus provided for by Section 3(b) above, the Company shall have no obligation to pay Mr. Kay the amount of the bonus provided for by Section 3(b) hereof.
     4. Continuation of Medical Insurance. (a) Subject to the terms and conditions of this Agreement, during the period beginning on April 29, 2008, or, if later, on the first day following the end of the seven (7) day period which begins on the first day following the date this Agreement is signed by Mr. Kay, Mr. Kay shall be eligible to participate in the group medical insurance plan which is maintained by the Company for salaried employees employed at the Buffalo Office and which, currently, includes prescription drug coverage (such group medical insurance plan, as the same may hereafter be modified or amended for salaried employees employed at the Buffalo Office being hereinafter the “Corporate Group Medical Plan”); provided that Mr. Kay pays to the Company the monthly amount which salaried employees employed at the Buffalo Office are, from time to time hereafter, required to pay to the Company to participate in the Corporate Group Medical Plan (such amount being hereinafter the “Employee Contribution”). Mr. Kay’s right to continue to participate in the Corporate Group Medical Plan pursuant to this Section 4(a) shall continue until the end of the calendar month in which he attains age sixty five (65) or, if earlier: (i) at such time that Mr. Kay becomes employed by any person, firm, corporation, limited liability company or other entity that provides group medical insurance coverage to its employees; (ii) at the end of the first calendar month in which Mr. Kay does not pay the Company the amount of the Employee Contribution; or (iii) if applicable, but subject to the provisions of Section 10 hereof, at the end of the calendar month in which Mr. Kay breaches any of the covenants contained in any of Sections 11, 12, 13 or 14 hereof. The right of Mr. Kay to participate in the Corporate Group Medical Plan shall not include the right to participate in the group dental insurance plan maintained by the Company for salaried employees employed at the Buffalo Office.
          (b) As required by the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions of Title I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Mr. Kay shall have the right, beginning April 29, 2008, to continue to receive group dental insurance coverage under the terms of the group dental insurance plan maintained by the Company for salaried employees employed at the Buffalo Office (the group dental insurance coverage which the Company is required to provide to Mr. Kay pursuant to the provisions of the Code and ERISA being hereinafter referred to as the “Dental Continuation Coverage”) and, in connection with such right, the Company shall provide Mr. Kay with the notice and election forms which are required to be provided under the Code and ERISA in order to enable Mr. Kay to elect to receive Dental Continuation Coverage. Mr. Kay shall also have the right, beginning April 29, 2008, to continue to receive group medical insurance coverage under the Corporate Group Medical Plan (the group medical insurance coverage which the Company is required to provide to Mr. Kay pursuant to the provisions of the Code and ERISA being hereinafter referred to as “Continuation Coverage”) and, in connection with such right, the Company shall provide Mr. Kay with the notice and election forms which are required to be provided under the Code and ERISA, in order to enable Mr. Kay to elect to receive Continuation Coverage.
          (c) During the period that Mr. Kay is being paid the Bi-weekly installments of the Separation Payment, Mr. Kay may pay the Employee Contribution by authorizing the Company to withhold the amount of the Employee Contribution from the Bi-weekly installment payments of the Separation Pay which are being paid to Mr. Kay. After March 6, 2009, if and to the extent that Mr. Kay is still participating in the Corporate Group Medical Plan, the Company shall invoice Mr. Kay for the Employee Contribution on a monthly basis.
          (d) If and to the extent that the terms and conditions upon which the group medical insurance coverage provided for by the Corporate Group Medical Plan is modified or amended during the period that Mr. Kay is entitled to receive coverage under the Corporate Group Medical Plan, the terms and conditions upon which Mr. Kay is entitled to receive group medical insurance coverage under the Corporate Group Medical Plan shall be the same as the terms and conditions of the group medical insurance coverage provided to all other salaried employees employed at the Buffalo Office.
     5. Return of Property; Termination of Compensation and Certain Benefits. (a) Mr. Kay and the Company acknowledge and agree that Mr. Kay has previously returned to the Company all property of the Company which was in his possession.
          (b) Mr. Kay understands that his group life insurance coverage shall terminate on April 28, 2008 because of the termination of his employment. Prior to April 28, 2008, Mr. Kay will be provided information relating to the conversion of his group life insurance coverage to an individual life insurance policy. The Company shall have no obligation to pay any costs or expenses payable in connection with the conversion of Mr. Kay’s group life insurance coverage to an individual life insurance policy.

          (c) Mr. Kay shall be provided the opportunity to purchase the Company vehicle which he has been provided at a price equal to $22,850.00 plus any applicable sales taxes.
          (d) Except for the payments and benefits required to be made and provided to Mr. Kay by the provisions of Sections 2, 3, 4, this Section 5 and Sections 6 and 7 below, Mr. Kay agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses) or benefits of any kind or description from the Company or any of its Affiliates, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company or any of its Affiliates.
     6. Non-Qualified Plan Benefits. (a) Mr. Kay has been awarded restricted stock units under the terms of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan, as amended (the “Omnibus Plan”), in connection with the Company’s long term incentive plan and in connection with his participation in the Management Stock Purchase Plan which is an integral part of the Omnibus Plan. Subject to the provisions of Section 10 hereof, Mr. Kay shall be entitled to have shares of common stock of the Company issued to him in connection with the long term incentive compensation awards he has received for the 2005, 2006, 2007 and 2008 calendar years (hereinafter the “LTIP Awards”) and shall be entitled to receive payment for Matching Units (as defined in the Management Stock Purchase Plan) allocated to his account in the Management Stock Purchase Plan for each of the 2005, 2006 and 2007 calendar years (it being understood that the Matching Units to be allocated to Mr. Kay’s account under the Management Stock Purchase Plan for the 2007 calendar year were allocated on March 3, 2008). Subject to the provisions of Section 10 hereof, issuance to Mr. Kay of shares of common stock of the Company pursuant to the LTIP Awards shall be made at the time and in the amount provided for by the terms of the LTIP Awards and payment to Mr. Kay for Matching Units (and Bonus Deferral Units) allocated to his account as provided for by the Management Stock Purchase Plan shall be paid to Mr. Kay at the time and in the amount provided for by the Management Stock Purchase Plan. Mr. Kay shall also be entitled to receive payment of amounts accrued for his benefit under the Gibraltar 401(k) Restoration Plan at the time and in the amount provided for by the Gibraltar 401(k) Restoration Plan.
          (b) Notwithstanding the provisions of Section 6(a) above or anything to the contrary contained in the Omnibus Plan or the Management Stock Purchase Plan but subject to the provisions of Section 10 hereof, if prior to the date that the Company has paid to Mr. Kay the entire amount which he is entitled receive under the provisions of the Management Stock Purchase Plan, the closing of a transaction between the Company and any other party which constitutes a change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5) or any successor provision of the U.S. Treasury Regulations occurs (any such transaction being hereinafter a “Change in Control”), on the date the closing of the Change in Control occurs, the Company shall pay to Mr. Kay, in one lump sum payment less applicable withholding taxes, the full amount of the unpaid balance of the payments required to be made to Mr. Kay under the terms of the Management Stock Purchase Plan.

     7. Retirement Plan Benefits. Mr. Kay is a participant in the Gibraltar 401(k) Plan (the “401(k) Plan”) and shall be entitled to payment of the benefits which he has accrued under terms of the 401(k) Plan at the time and in the manner provided for by the 401(k) Plan.
     8. Waiver and Complete Release. (a) Mr. Kay, for himself and his heirs, successors and assigns, in consideration of the sums and benefits described in Sections 3, 4, 5, 6 and 7 of this Agreement, does hereby forever discharge and release the Company and each of its Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns, from any and all claims, demands, causes of action, damages, complaints, expenses and compensation which he now has or may in the future have, or which any person or entity may have on his behalf, on account of or arising out of any matter or thing which has happened, developed or occurred before the date hereof, including, without limitation, all claims, demands, causes of action, damages, complaints, expenses and compensation arising from: (i) Mr. Kay’s employment with the Company; or (ii) any and all officerships, positions and authorities held by Mr. Kay with the Company and any of its Affiliates; or (iii) the termination of Mr. Kay’s employment with the Company; or (iv) the termination of any officerships, positions and authorities held by Mr. Kay with the Company and any of its Affiliates. Mr. Kay hereby waives any and all such claims, causes of action, demands, damages, complaints, expenses and compensation of any type or description that he has or might have against the Company and each of its Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns. This release, discharge and waiver includes, but is not limited to, any claims, demands, causes of action, damages, complaints, expenses and compensation (collectively called “claims”) arising out of or under the following:
               (i) The Federal Age Discrimination in Employment Act of 1967, as amended, which, among other things, prohibits discrimination in employment on account of a person’s age.
               (ii) The Federal Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person’s race, color, religion, sex, or national origin.
               (iii) The Federal Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which, among other things, prohibits interference with individual rights protected under the statute.
               (iv) The Americans With Disabilities Act, as amended, which, among other things, prohibits discrimination relating to employment on account of a person’s handicap or disability.
               (v) The Rehabilitation Act of 1973, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of handicap.
               (vi) The New York State Human Rights Law, as amended, which, among other things, prohibits discrimination in employment on account of a person’s age, race, creed, color, religion, national origin, sex, disability, arrest record, marital status, status as an ex-offender, genetic predisposition or carrier status.

               (vii) Section 201-d of the New York State Labor Law, as amended, which, among other things, prohibits discrimination on account of a person’s political activities outside of working hours, a person’s legal use of consumable products, an individual’s legal recreational activities outside of working hours and an individual’s membership in a labor organization or exercise of rights under the National Labor Relations Act, as amended.
               (viii) Section 740 of the New York State Labor Law, as amended, which, among other things, prohibits retaliatory action against an employee because of whistle-blower activity.
               (ix) Any Federal, State or local law or rule, regulation, executive order or guideline, including, but not limited to, those laws specifically described above.
               (x) All constitutional violations, defamation, wrongful discharge, attorney fees, costs, breach of contract, breach of implied contract, negligence of any kind, including, but not limited to, negligent performance of contractual obligations, breach of the covenant of good faith and fair dealing, tortious interference with business and/or contractual relationship (or prospective relationship), violation of the penal statutes, retaliatory discharge, whistle-blower’s claims, estoppel of any kind, loss of consortium, exemplary damages, negligent and/or intentional infliction of mental or emotional distress, discrimination, harassment and/or retaliation or wrongful action which has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other federal, state or local statute, ordinance, regulation or rule.
               (xi) Any oral or written contract of employment or other engagement or authority with or on behalf of the Company or any of its Affiliates, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or other engagement or authority or addressing termination of same.
          (b) Mr. Kay specifically understands and agrees that the termination of his employment and all positions and authorities with or on behalf of the Company and its Affiliates does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contracts or agreements exist concerning the employment of Mr. Kay by the Company, concerning other positions or authorities held by Mr. Kay with or on behalf of the Company or concerning the terms and conditions of such employment or other positions or authorities or the termination of same, whether oral or written, express or implied, such contracts or agreements are hereby terminated and are null and void, effective as of the date hereof.
          (c) The waiver and release contained in this Section 8 includes, but is not limited to, a waiver, discharge and release by Mr. Kay of each of the Company, the Company’s Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns, from any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys fees or costs, which may arise from any of the claims waived, discharged or released.

          (d) Mr. Kay agrees that the waiver and release contained in this Section 8 may be enforced in any federal, state or local court and before any federal, state or local administrative agency or body.
          (e) Subject to the provisions of Section 9 hereof, Mr. Kay agrees not to commence or continue any action or proceeding in any federal, state or local court, concerning his employment with the Company or officerships, positions or authorities held with the Company or Mr. Kay’s separation from such employment, officerships, positions or authorities, or anything else included in the waiver and release contained in this Section 8.
     9. Preservation of Certain Rights. (a) Notwithstanding the provisions of Section 8 above, nothing in this Agreement shall be deemed or construed to constitute a waiver by Mr. Kay of any rights to indemnification he has as provided under the Certificate of Incorporation of the Company and under applicable law as in effect as of March 17, 2008. In addition, the Company agrees that, during the period beginning on the date hereof and ending on April 28, 2011, the Company shall continue in full force and effect, directors and officers insurance coverage (“D & O Coverage”) for Mr. Kay in an amount which is not less than the amount of the D & O Coverage which was provided to Mr. Kay under the Company’s directors and officers insurance policy as in effect on March 17, 2008.
          (b) Notwithstanding the provisions of Section 8(e) above, Mr. Kay shall not be prohibited from filing a charge or complaint against the Company or any of its Affiliates with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or from participating in any investigation or proceeding which may be brought by the EEOC or any other governmental agency or authority against the Company or any of its Affiliates; provided that Mr. Kay shall not be permitted to participate in or receive any monetary damages or assessments made by the EEOC or any other such governmental agency or authority against the Company or any of its Affiliates. Finally, the provisions of Section 8(e) above shall not prohibit Mr. Kay from challenging the validity of the waiver and release of claims Mr. Kay may have under Section 8(a)(i) above.
     10. Breach of Agreement. (a) In the event that Mr. Kay fails to cooperate with the Company as required by Section 14 hereof, the Company may, at its option, provide Mr. Kay written notice that he has failed to cooperate with the Company as required by Section 14 hereof, which notice shall: (i) state with reasonable particularity the basis of the Company’s opinion that Mr. Kay has failed to cooperate with the Company as required by Section 14 hereof; and (ii) identify, with reasonable particularity, the conduct or other action which Mr. Kay is expected to engage in or perform in order to comply with his obligation to cooperate with the Company as required by Section 14 hereof. In the event that the Company delivers to Mr. Kay the written notice provided for by the preceding sentence and Mr. Kay fails to engage in the conduct or action identified in the written notice provided for by the preceding sentence within ten (10) days following the receipt by Mr. Kay of such notice, the Company shall have the right, subject to the provisions of Section 10(f) below, to payment of liquidated damages from Mr. Kay, the right to cease making any further payments to Mr. Kay and the right to cease providing any further benefits to Mr. Kay as otherwise required by this Agreement, effective immediately upon the delivery by the Company of a written notice to Mr. Kay that Mr. Kay has failed to cure his breach of his obligation to cooperate with the Company as contained in Section 14 hereof.

          (b) In the event that Mr. Kay breaches or otherwise violates any of the covenants made by Mr. Kay in Sections 11, 12 or 13 hereof, the Company may, at its option, provide Mr. Kay written notice that he has breached or otherwise violated any of the covenants made by Mr. Kay in Sections 11, 12 or 13 hereof, which notice shall: (i) identify, with reasonable particularity, the covenant or covenants which are contained in Sections 11, 12 and 13 hereof which Mr. Kay has breached or otherwise violated together with the basis for the Company’s opinion that Mr. Kay has violated any such covenants; and (ii) state that the Company will cease making any further payments to Mr. Kay and cease providing any further benefits to Mr. Kay as otherwise required by this Agreement, effective at the end of the fifteen (15) day period beginning on the day immediately following the date such written notice is delivered to Mr. Kay. In the event that the Company delivers to Mr. Kay the written notice provided for by the preceding sentence, the Company shall have the right, subject to the provisions of Section 10(f) below, to cease making any further payments to Mr. Kay and to cease providing any further benefits to Mr. Kay as otherwise required by this Agreement, effective at the end of the fifteen (15) day period beginning on the day immediately following the date such written notice is delivered to Mr. Kay.
          (c) Mr. Kay agrees that: (i) if he fails to cure his breach of his obligation to cooperate with the Company as contained in Section 14 hereof; then (ii) effective upon delivery to Mr. Kay of the written notice that he has failed to cure his breach of his obligation to cooperate with the Company as contained in Section 14 hereof: (A) the Company shall be entitled to payment from Mr. Kay as liquidated damages and not as a penalty, of an amount equal to $305,000.00, reduced by the amount, if any, of the unpaid Separation Pay determined as of the date that the Company delivers the written notice to Mr. Kay that he has failed to cure his breach of his obligation to cooperate with the Company as contained in Section 14 hereof; and (B) if, on the date that the Company delivers the written notice to Mr. Kay that he has failed to cure his breach of his obligation to cooperate with the Company as contained in Section 14 hereof, the Company has any continuing obligation to pay or provide any amount or benefit to Mr. Kay (other than retirement benefits under the 401(k) Plan), including, but not limited to, payment of additional Separation Pay, payment of any bonus, payment of any amount due under the terms of the Management Stock Purchase Plan, issuance of any shares of common stock of the Company pursuant to the LTIP Awards or provision of group medical insurance coverage to Mr. Kay, the Company shall have no further obligation whatsoever to make any additional payments to Mr. Kay or provide any additional benefits to Mr. Kay (other than retirement benefits under the 401(k) Plan and the maintenance of D & O Coverage under the Company’s directors and officers liability insurance coverage).
          (d) Mr. Kay agrees that: (i) if he breaches or otherwise violates any of the covenants contained in Sections 11, 12 or 13 hereof; then (ii) effective at the end of the fifteen (15) day period beginning on the day immediately following the date that the Company delivers the written notice identified in Section 10(b) above to Mr. Kay: (A) the Company shall be entitled to payment from Mr. Kay as liquidated damages and not as a penalty, of an amount equal to $305,000.00, reduced by the amount, if any, of the unpaid Separation Pay determined as of the end of the fifteen (15) day period beginning on the day immediately following the date that the Company delivers the written notice identified in Section 10(b) above to Mr. Kay; and (B) if, as of the end of the fifteen (15) day period beginning on the day immediately following the date that the Company delivers the written notice identified in Section 10(b) above to Mr. Kay, the Company has any continuing obligation to pay or provide any amount or benefit to Mr.

Kay (other than retirement benefits under the 401(k) Plan), including, but not limited to, payment of additional Separation Pay, payment of any bonus, payment of any amount due under the terms of the Management Stock Purchase Plan, issuance of any shares of common stock of the Company pursuant to the LTIP Awards or provision of group medical insurance coverage to Mr. Kay, the Company shall have no further obligation whatsoever to make any additional payments to Mr. Kay or provide any additional benefits to Mr. Kay (other than retirement benefits under the 401(k) Plan and the maintenance of D & O Coverage under the Company’s directors and officers liability insurance coverage).
          (e) The remedies provided to the Company by Sections 10(c) and 10(d) above shall be in addition to any other remedy that the Company may have in law or in equity in connection with a breach by Mr. Kay of any of his obligations under this Agreement. In addition, the enforcement by the Company of its rights under this Section 10 shall not affect the validity and enforceability of Mr. Kay’s obligations under this Agreement, including the waiver and release contained in Section 8 hereof.
          (f) Nothing in this Section 10 shall be deemed to limit or restrict the amount of the damages which a court of competent jurisdiction may determine that Mr. Kay is entitled to receive in connection with or as a result of a breach by the Company of its obligations under this Agreement.
          (g) In the event that either of the parties hereto (hereinafter a “Complaining Party”) commences legal proceedings in a court of competent jurisdiction against the other party (hereinafter the “Breaching Party”) in connection with any alleged breach by the Breaching Party of any of its obligations under this Agreement, the party which prevails in any such legal proceedings (such party being the “Prevailing Party”) shall, in addition to any damages or other legal or equitable relief which may be awarded to the Prevailing Party, be entitled to recover the reasonable attorneys fees and expenses incurred by the Prevailing Party in connection with such legal proceedings.
     11. Confidentiality. Mr. Kay shall preserve the confidentiality of, and not use for his benefit or the benefit of any other party, all information pertaining to the business of the Company and its Affiliates, whether or not in documentary form, which is known to Mr. Kay. This includes, but is not limited to, technical information concerning the products and future products of the Company and its Affiliates; all legal matters, including, but not limited to, litigation matters, settlement amounts and proposals, contract negotiations and Company structure; plans, strategies and policies with respect to business development and marketing; financial performance, budgets and projections; profit and pricing structures and policies; special arrangements with customers and suppliers; identities of customers, their personnel, and product needs and preferences; and all other information relating to the Company and its Affiliates which is accessible to Mr. Kay. Notwithstanding the foregoing, the obligation of Mr. Kay described in the first sentence of this Section 11 shall not apply to information pertaining to the Company and its Affiliates which is or becomes generally available to the public other than as a result of disclosure of such information by Mr. Kay. In addition, the obligation of Mr. Kay described in the first sentence of this Section 11 shall not apply to information which Mr. Kay, in the opinion of his attorney, is required to disclose by law, regulation, regulatory authority or other applicable judicial or governmental order; provided that, prior to the disclosure by Mr. Kay of any such information and as soon as practicable following the date that Mr. Kay becomes aware of an obligation to disclose or is otherwise requested or ordered to disclose such information, Mr. Kay provides written notice to the Company that he is obligated to or has been requested or ordered to disclose any such information.
     12. Non-Solicitation. During the period beginning on the date this Agreement is provided to Mr. Kay and ending April 30, 2010, Mr. Kay will not, directly or indirectly, on his own behalf or on behalf of any person, firm, corporation, limited liability company or other entity that Mr. Kay may be employed by or provide any services to, employ or seek to employ any individual that is currently employed by the Company or any of its Affiliates and will not encourage any such individual to terminate their employment with the Company or any of its Affiliates.
     13. Non-Disparagement. Mr. Kay shall not disparage the Company or any of its Affiliates, their products or services, or their shareholders, officers, directors or employees, in any way orally or in writing and the Executive Officers of the Company shall not disparage Mr. Kay in any way, orally or in writing.
     14. Cooperation After Separation. (a) For a period of two (2) years following the date hereof, Mr. Kay agrees to assist, advise and cooperate with the Company and its Affiliates if the Company so requests on issues that arose or were in any way developing during his employment with the Company. In addition to the foregoing, for a period of five (5) years following the date hereof, Mr. Kay shall provide the Company advice, assistance and cooperation with respect to legal proceedings involving third parties (including any governmental agency or authority) and financial audits relating to matters or events which occurred during Mr. Kay’s employment by the Company and as to which Mr. Kay’s knowledge or testimony may be important. The cooperation and assistance to be provided by Mr. Kay as described above shall be furnished to the Company in a timely manner as reasonably requested by the Company and as is within Mr. Kay’s capability.
          (b) In connection with Mr. Kay’s cooperation, the Company shall reimburse Mr. Kay for the reasonable out of pocket expenses incurred by Mr. Kay upon submission of appropriate documentation of such expenses. In addition, Mr. Kay shall not be required to travel outside the Buffalo, New York metropolitan area in connection with the provision by Mr. Kay of cooperative services in connection with this Section 14. If the number of hours that Mr. Kay is required to expend in the provision of cooperative services to the Company exceeds, in the aggregate, fifty (50) hours, the Company shall pay Mr. Kay reasonable compensation for each hour that he provides cooperative services to the Company after he has provided fifty (50) hours at an hourly rate to be mutually agreeable to Mr. Kay and the Company. Finally, the Company shall use its reasonable best efforts to schedule the time for the provision by Mr. Kay of any cooperative services in a manner which will not conflict with any obligations Mr. Kay may have in connection with any business venture or employment relationship which Mr. Kay may enter into following his retirement with the Company. In this regard, Mr. Kay agrees to use his reasonable best efforts to perform any cooperative services requested by the Company as soon as practicable following the receipt by Mr. Kay of a request from the Company for the provision of such services.
     15. No Disability. Mr. Kay acknowledges that, to the best of his knowledge, he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company or due to the separation from that employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company and/or the separation from that employment.
     16. Advice of Counsel. Mr. Kay represents and warrants that the Company has encouraged and advised Mr. Kay, prior to signing this Agreement, to consult with an attorney of Mr. Kay’s choosing concerning all of the terms of this Agreement and Mr. Kay’s separation from employment with the Company.
     17. Employee Review and Delivery of Agreement. (a) Mr. Kay represents and warrants that the Company has given Mr. Kay a reasonable period of time, of at least twenty-one (21) days, for Mr. Kay to consider all the terms of this Agreement and for the purpose of consulting with an attorney if Mr. Kay so chose. A copy of this Agreement was presented to Mr. Kay, in person on March 17, 2008. If this Agreement has been executed by Mr. Kay prior to the end of the twenty-one (21) day period beginning on March 18, 2008, Mr. Kay represents that he has freely and willingly elected to do so.
          (b) Mr. Kay represents and warrants that he has carefully read each and every provision of this Agreement and that he fully understands all of the terms and conditions of this Agreement.
          (c) Mr. Kay represents and warrants that he enters into this Agreement voluntarily, of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company, any of the Company’s Affiliates or any of their representatives.
     18. Employee Revocation Rights. This Agreement may be revoked by Mr. Kay within seven (7) calendar days after the date this Agreement is signed by Mr. Kay, by giving written notice of revocation to Paul M. Murray, Senior Vice-President of Human Resources of the Company. This Agreement shall not become effective or enforceable until the revocation period has expired and none of the payments or benefits described in Sections 3, 4, 5, 6 or 7 of this Agreement shall be made or provided until after the revocation period has expired with no revocation. Notwithstanding the foregoing, even though Mr. Kay may revoke this Agreement, upon termination of Mr. Kay’s employment with the Company, Mr. Kay shall be entitled to receive group medical insurance coverage under the applicable provisions of the Code and ERISA.
     19. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

     20. Acknowledgments. MR. KAY HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.
          MR. KAY FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.
          MR. KAY FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
     21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of Mr. Kay and shall be binding upon and inure to the benefit of any successors in interest of the Company.
     22. Applicable Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York without reference to its conflicts of laws principles.
     23. Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered and received, when delivered if delivered by hand in person, or, if mailed, five (5) business days following the deposit of any such notice in the U.S. mail system by certified mail or registered mail postage prepaid, addressed to Mr. Kay at the address first above written, or if to the Company, to the attention of the Company’s Chief Executive Officer at the address of the Company first above written. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.
     24. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this agreement on and as of the date first set forth above.

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Paul M. Murray

/s/ David W. Kay
DAVID W. KAY

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